HECTOR COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                                   EXHIBIT 11
                        CALCULATION OF EARNINGS PER SHARE

                                                 Year Ended December 31
                                          -------------------------------------
Basic:                                          2004         2003        2002
-------                                   -----------  -----------  -----------
Income before cumulative effect of
change in accounting principle:
  Continuing operations                   $ 4,644,383  $ 4,296,906  $ 2,324,197
  Discontinued operations                                  881,854    1,330,692
Cumulative effect of accounting change                               (3,146,569)
                                          -----------  -----------  -----------
Net income                                $ 4,644,383  $ 5,178,760  $   508,320
                                          ===========  ===========  ===========
Common shares:
  Weighted average number of common
  shares outstanding                        3,634,509    3,487,129    3,498,284
                                          ===========  ===========  ===========
Net income per common share:
  Before cumulative effect of
  change in accounting principle:
    Continuing operations                 $      1.28  $      1.23  $       .67
    Discontinued operations                                    .25          .38
  Cumulative effect of accounting change                                   (.90)
                                          -----------  -----------  -----------
                                          $      1.28  $      1.49  $       .15
                                          ===========  ===========  ===========
Diluted:
-------------
Income before cumulative effect of
change in accounting principle:
  Continuing operations                   $ 4,644,383  $ 4,296,906  $ 2,324,197
  Discontinued operations                                  881,854    1,330,692
Cumulative effect of accounting change                               (3,146,569)
                                          ----------- - ----------  -----------
Net income                                $ 4,644,383  $ 5,178,760  $   508,320
                                          ===========  ===========  ===========
Common and common equivalent shares:

  Weighted average number of common
   shares outstanding                       3,634,509    3,487,129    3,498,284
  Dilutive effect of convertible
   preferred shares outstanding               203,854      220,100      220,100
  Dilutive effect of stock options
   outstanding after application of
   treasury stock method                      130,667       56,124       45,413
  Dilutive effect of Employee Stock
   Purchase Plan shares subscribed                823       1,151         5,885
                                          -----------  -----------  -----------
                                            3,969,853    3,764,504    3,769,682
                                          ===========  ===========  ===========
Diluted net income per share:
  Before cumulative effect of change in
  accounting principle:
    Continuing operations                 $      1.17  $      1.14  $       .62
    Discontinued operations                                    .23          .35
  Cumulative effect of accounting change                                   (.84)
                                          -----------  -----------  -----------
                                          $      1.17  $      1.38  $       .13
                                          ===========  ===========  ===========